FIFTH AMENDMENT TO LEASE
                         ------------------------

        FIFTH AMENDMENT TO LEASE dated as of the 14th day of March 1995 between PACIFIC METROPOLITAN CORPORATION, a Delaware Corporation (successor-in-interest to Carven Associates) with offices at 3000 Executive Parkway, San Ramon, California 94583 (the "Landlord"), and AnnTaylor, Inc. a Delaware corporation having an office at 142 West 57th Street, New York,
NY 10019 (the "Tenant").

                              WITNESSETH
                              ----------

        WHEREAS, under date of March 17, 1989, Landlord and Tenant entered into a lease as amended pursuant to a First Amendment to Lease dated
November 14, 1990, as further amended pursuant to an Extension and Amendment to Lease dated October 1, 1993, and Modification of Amendment and Extension to Lease dated April 14, 1994, together, collectively referred to as the "Lease" affecting the entire second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th) and fourteenth (14th) floors (the "Existing Premises"), deemed to comprise 84,675 rentable square feet, in the commercial condominium unit (the "Building") of which the Premises form a part known by street address of 142 West 57th Street, New York, New York;

        WHEREAS, Tenant desires that a portion of the seventeenth (17th) floor, deemed to comprise 8,600 rentable square feet, be added to the space demised under the Lease for the time period set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

        1. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, a portion of the seventeenth (17th) floor of the Building, substantially as shown by outlining and crosshatching in Exhibit A annexed hereto and made a part hereof (the "17th Floor Additional Space"), upon and subject to all of the executory terms, covenants, conditions and limitations contained in the Lease, except as otherwise provided for herein, for a term to commence upon the execution of this Fifth Amendment to Lease (the "Effective Date") and to end on February 29, 1996 (the "Expiration Date") unless such term is extended pursuant to paragraph 3 hereof or unless sooner terminated pursuant to any of the terms, covenants or conditions of the Lease or pursuant to law. If possession of the 17th Floor Additional Space is not delivered to Tenant on the Effective Date, then the Effective Date shall be deemed to be the date that possession of the 17th Floor Additional Space is delivered to Tenant and the Expiration Date shall be extended by one day for each day the Effective Date is beyond the date of execution of this Fifth Amendment to Lease, if any; provided however, that if possession is not delivered on or before May 1, 1995, Tenant shall have the right to terminate its obligations with respect to this Fifth Amendment to Lease on prior written notice to Landlord given on or before May 15, 1995 and neither party shall thereafter have any liability to the other hereunder.

        2. As of the Effective Date the Lease shall be deemed amended as follows:

                a. The Existing Premises shall include the 17th Floor Additional Space cross hatched on Exhibit A for all purposes of the Lease.

                b. The Fixed Rent as defined in Schedule A of the Lease as same has been increased by various amendments and modifications prior to the date hereof shall be further increased by Three Hundred Thirty-Three Thousand Two Hundred Fifty ($333,250.) Dollars, inclusive of the Temporary Charge for the "electrical rent inclusion plan" as described in subparagraph
(e) below, per annum for the period from the Effective Date to and including the Expiration Date, which amount shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the term of this Lease; provided, however, that not withstanding anything to the contrary contained herein, Tenant shall be entitled to and is hereby granted a credit in the amount of Twenty Thousand ($20,000.00) Dollars as against the first installment of Fixed Rent due hereunder.

                c. Tenant's Percentage (as defined in Section 39 A(vi) of the Lease) shall be increased by 3.82%.

                d.      Tenant's Operating Expense Percentage (as defined in
Section 40 A (iii) of the Lease) shall be increased by 3.82%.

                e. Landlord shall furnish electrical energy to Tenant at the 17th Floor Additional Space on the basis of an "electrical rent inclusion plan". Pending the results of the survey provided for in subsection (i) below, the Tenant agrees that the Fixed Rent set forth in Article 2(b) hereof includes the "Temporary Charge" (hereinafter defined). In the event the electrical energy is initially furnished to Tenant under the provisions of this subsection, the Temporary Charge shall be $23,650 per annum and the Temporary Charge shall be included in the Fixed Rent as more particularly provided in paragraph 2(b) above. In the event that the Additional Charge payable by Tenant pursuant to subsection (i) below as a result of an electrical survey exceeds the Temporary Charge, Tenant shall upon Landlord's written request reimburse Owner for the differential, computed from the date on which the "electrical rent inclusion plan" was effected until the date of such demand and shall pay the increased annual rent provided for in subsection (i) below from and after the date of such demand. Tenant shall pay said increase in charges for electricity as additional Fixed Rent payable monthly on the first day of each and every month in advance from the date of the "electric rent inclusion plan" is in effect. During the period that Landlord furnished electrical energy to Tenant under such "electric rent inclusion plan", the following provisions shall be applicable:

                        (i) Landlord shall have the right, at any time and from time to time during the lease term for the 17th Floor Additional Space, to designate an independent electrical consultant reasonably acceptable to Tenant to make a survey or resurvey of the electrical consumption and power load on the 17th Floor Additional Space. If such survey discloses that Tenant's average consumption is greater than the estimated consumption upon which the "electric rent inclusion plan" was initially based (or greater than the comsumption disclosed by the survey last taken if Tenant's rental was previously increased pursuant to such survey), the Fixed Rent shall, upon written notice from Landlord to Tenant and effective as of the date of such notice (except as specifically provided in the immediately preceding section), be increased by the annual cost of such additional consumption, as estimated by the electrical consultant. The determination of the electrical consultant shall be conclusive.

                        (ii) Tenant shall at any time and from time to time within thirty (30 days) of Landlord's request, execute and deliver, to Landlord in a form reasonably acceptable to Tenant a certificate confirming the Fixed Rent, inclusive of the charges payable by reason of the "electric rent inclusion plan".

                        (iii) If at any time after the "electric rent inclusion plan" is effected, the rates or charges at which Landlord purchases electrical current from the public utility company supplying electrical service to the Building shall be increased over the rates in effect on the date thereof, the Fixed Rent payable hereunder shall be increased by the amount of the additional cost to the Landlord of furnishing electrical service to Tenant. In the event of a dispute between Landlord and Tenant as to the Landlord's additional cost, the determination of an independent electrical consultant designated by Landlord and reasonably acceptable to Tenant shall be conclusive. Such increased rental shall be effective as of the effective date of the increase rates or charges to Landlord.

                (f) Landlord shall not be obligated to perform any work or construction in the 17th Floor Additional Space in order to make it ready for Tenant's occupancy. Tenant represents that it has inspected the 17th
Floor Additional Space and agrees to accept same in its "as is" condition with the sole exception that the Additional Space shall be delivered in "broom-clean condition". Landlord has approved Tenant's contractor, FCI having an address at 37-37 Ninth Street, Long Island City, New York connection with Tenant's preparation of the 17th Floor of Additional Space for its occupancy.
Tenant has represented, warranted, covenanted and agreed that (i) all of the aforementioned preparatory work shall be performed in accordance with the provisions of the Lease and (ii) Tenant will not perform or cause to be performed any electrical, mechanical, plumbing or structural work in the 17th Floor Additional Space.

        3. Provided that Tenant is not in default of its obligations under the Lease beyond any applicable grace or cure period, Tenant may extend the term of the demise of the 17th floor Additional Space for a period of six
(6) months by giving Landlord written notice thereof on or before November 1, 1995, time being of the essence. Such extension shall be on the same terms and conditions as contained in this Fifth Amendment to Lease.

        4. Landlord and Tenant covenant, warrant and represent to each other that no broker except Manhattan Pacific Management Co., Inc. (the "Broker") was instrumental in bringing about or consummating this Fifth Amendment to Lease and that neither party had any conversations or negotiations with any broker except the Broker concerning the leasing of the Premises. Landlord and Tenant each agree to indemnify the other against and hold the other harmless from any claims for any brokerage commissions and all costs, expenses and liabilities in connections therewith, including, without limitation, attorney's fees and expenses arising out of any breach of the covenants, warranties and representations contained in this Paragraph 4 made by Landlord or Tenant, as the case may be. Landlord shall pay any brokerage commissions due the Broker as per a separate agreement between Landlord and Broker.

        5. The terms of this Agreement cannot be changed orally, but only by an instrument in writing executed by the party sought to be changed.

        6. Except as herein expressly modified, the Lease is unmodified and is ratified and confirmed in all respects.

        7. The terms, covenants and provisions contained in this Agreement are binding and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

       IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Agreement as of the day and year first above written.

                                        LANDLORD

                                        PACIFIC METROPOLITAN CORP.

                                        By: /s/  David A.Hennefer
                                            ----------------------
                                                 David A. Hennefer


                                        TENANT:

                                        ANNTAYLOR, INC.


                                        By:  /s/Jocelyn Barandiaran
                                           ------------------------------
                                                Jocelyn Barandiaran
                                                Vice President/General Counsel